CERTIFICATE OF LIMITED LIABILITY COMPANY INTEREST IN


                      HANSEATIC DISCRETIONARY POOL, L.L.C.

                      An Oklahoma Limited Liability Company




                                 NOT NEGOTIABLE

        ACCOUNT NUMBER -________ UNITS OF MEMBERSHIP INTEREST - _________

                         This Certificate evidences that



          has become a member in HANSEATIC DISCRETIONARY POOL, L.L.C., an Oklahoma Limited Liability, and has purchased


                  Units of Membership interest in said Company.


                      Dated this 1st day of_________, 200_



                                     MANAGER

                      HANSEATIC DISCRETIONARY POOL, L.L.C.


                  By: ________________________________________
           Randall Shell, Principal of Pool Management Services, Inc.
                  Manager for Hanseatic Discretionary Pool, LLC